                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Tribune Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO] TRIBUNE
April 7, 2003

Dear Shareholder:

You are invited to attend the 2003 Annual Meeting of Shareholders of Tribune Company. The meeting will be held on Tuesday, May 6, 2003, at 11:00 a.m., Central time, at the Swissotel Chicago, 323 East Wacker Drive, Chicago, Illinois.

At the meeting, we will report on Tribune's 2002 performance and address questions and comments from shareholders. We will also consider the formal items of business described in the accompanying notice and proxy statement.

Two of our longest-serving directors, Nancy Hicks Maynard and James O'Connor, will retire from board service at the May board meeting. Nancy Maynard and Jim O'Connor have collectively served Tribune shareholders for more than 25 years. We appreciate their dedication and commitment and wish them well in their future endeavors.

Betsy Holden and Kathryn Turner joined our board in December 2002. Betsy Holden is Co-CEO of Kraft Foods, Inc. and President and CEO of Kraft Foods North America. She has served Kraft in various management positions since joining the company in 1982. Kathryn Turner founded Standard Technology, Inc., a healthcare, benefits and technology consulting firm, in 1985 and currently serves as Chairperson and CEO. These new directors bring a wealth of talent and experience to the board and we are fortunate to have them serving Tribune shareholders.

Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Voting your shares by proxy will enable you to vote on the business to be transacted at the meeting whether or not you attend.

We look forward to seeing you at the meeting.

Sincerely,

/s/ John W. Madigan
                                        /s/ Dennis J. FitzSimons
John W. Madigan
                                        Dennis J. FitzSimons
Chairman
                                        President and Chief Executive Officer

[LOGO] TRIBUNE

                               -----------------

                              NOTICE OF THE 2003
                        ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

The 2003 Annual Meeting of Shareholders of Tribune Company will be held at the Swissotel Chicago, 323 East Wacker Drive, Chicago, Illinois at 11 a.m., Central time, on Tuesday, May 6, 2003, for the purpose of considering and voting on the following matters:

  1.Election of four directors;

  2.Ratification of the selection of PricewaterhouseCoopers LLP as Tribune's independent public accountants; and

  3.Other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 11, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof. Although an admission ticket is not required, you will be required to confirm your stock ownership prior to admission to the meeting. If you hold your shares through a broker, please bring a copy of a brokerage statement reflecting your stock ownership as of March 11, 2003.

Whether or not you plan to attend the meeting in person, we urge you to vote your shares on the Internet, by telephone or by mail. Instructions regarding all three methods of voting are contained on the enclosed proxy card.

By Order of the Board of Directors,

CRANE H. KENNEY
Senior Vice President, General Counsel
and Secretary

April 7, 2003


                           WEBCAST OF ANNUAL MEETING
      A live Webcast of the meeting will be available at www.tribune.com

[LOGO] TRIBUNE

                           435 North Michigan Avenue
                            Chicago, Illinois 60611

                               -----------------

                                PROXY STATEMENT

                               -----------------

This proxy statement contains information relating to the 2003 Annual Meeting of Shareholders of Tribune Company to be held at the Swissotel Chicago, 323 East Wacker Drive, Chicago, Illinois on Tuesday, May 6, 2003 at 11 a.m., Central time, or any adjournment thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are being delivered to shareholders on or about April 7, 2003. The Tribune Board of Directors is making this proxy solicitation.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon matters outlined in the accompanying Notice of the 2003 Annual Meeting of Shareholders, including the election of directors and the ratification of the Board's selection of PricewaterhouseCoopers LLP as Tribune's independent public accountants. In addition, management will report on Tribune's 2002 performance and respond to questions and comments from shareholders.

Who can attend the meeting?

All shareholders as of March 11, 2003, or their duly appointed proxies, can attend. Seating, however, is limited and attendance at the meeting will be on a first-come, first-served basis. Please note that if you hold your shares through a broker, you will not be admitted to the meeting unless you bring a copy of a brokerage statement reflecting your stock ownership as of March 11, 2003.

Who is entitled to vote?

Shareholders of record at the close of business on March 11, 2003 are entitled to vote at the meeting. On that date there were 307,489,079 shares of Tribune common stock and 1,012,497 shares of Tribune Series B preferred stock entitled to vote. Holders of shares of Tribune's Series C preferred stock, Series D-1 preferred stock and Series D-2 preferred stock are not entitled to vote at the meeting.

What constitutes a quorum?

The annual meeting will only be held if a quorum is present. The presence, in person or by proxy, of shareholders having a majority of the votes entitled to be cast at the meeting will constitute a quorum to conduct business. With regard to all matters submitted to a vote at the meeting, the holders of common stock and Series B preferred stock vote together as a single class, with each holder of a share of common stock entitled to one vote and each holder of a share of Series B preferred stock entitled to 18.32 votes.

Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on a matter because the broker has not received instructions from the beneficial owner and the broker does not have discretionary voting authority with respect to that matter.

How do I vote?

Shareholders of record can vote in person or by mail, telephone or the Internet. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. To vote by telephone or the Internet, follow the instructions on the proxy card. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of the Board's selection of independent public accountants. Your shares will be voted as you indicate.

You have the right to revoke your proxy at any time before the meeting by:

 . delivering a written notice of revocation to Tribune's corporate secretary; . voting in person by ballot at the meeting;
 . returning a later-dated proxy card; or . entering a new vote by telephone or the Internet.

If you hold shares through a broker, your broker will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available, and as to how your proxy may be revoked. If you would like to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

How do I vote my shares in Tribune's Employee Benefit Plans?

In previous years, Tribune provided voting instructions to shareholders by delivering proxy cards to record holders and voting instruction cards to benefit plan participants. This year, Tribune has combined these cards and is delivering the same proxy card and voting instructions to record holders and to benefit plan participants.

If you are a participant in the Tribune Company Employee Stock Ownership Plan (the "Tribune ESOP"), the Times Mirror Employee Stock Ownership Plan (the "Times Mirror ESOP"), the Tribune Company Employee Stock Purchase Plan (the "ESPP"), the Tribune Company Savings Incentive Plan (the "Tribune 401(k) Plan"), the Times Mirror Savings Plus Plan (the "Times Mirror 401(k) Plan") or another 401(k) plan available to employees in your business unit (the "Other 401(k) Plans"), you are entitled to instruct the appropriate plan trustee or nominee how to vote the shares you hold under these plans. Plan participants may give instructions to the appropriate plan trustee or nominee by mail, telephone or the Internet by following the procedures described on the proxy card.

Any participant may revoke or modify such instructions prior to May 2, 2003 by delivering written notice to the trustee or nominee. The trustee or nominee will vote shares under Tribune's employee benefit plans in accordance with instructions that it receives by May 2, 2003. Shares held in the Tribune ESOP, the Times Mirror ESOP, the Tribune 401(k) Plan, the Times Mirror 401(k) Plan or the Other 401(k) Plans for which no instructions are received by May 2, 2003 will be voted in the same proportion as the shares in each plan for which instructions are received. Shares held in the ESPP for which no instructions are received by May 2, 2003 will not be voted. Shares held by the Tribune ESOP or the Times Mirror ESOP not allocated to any participant accounts will be voted in the same proportion as the shares in such plans for which voting instructions are received.

How many shares are held by Tribune's Employee Benefit Plans?

As of the record date, March 11, 2003:

.. Computershare Trust Company, Inc., as nominee of the ESPP, held 3,391,089 shares of Tribune common stock;

.. Fidelity Management Trust Company, as trustee for the Times Mirror ESOP, held
  2,750,914 shares of Tribune common stock, all of which were allocated to participant accounts, and, as trustee of the Times Mirror 401(k) Plan, held 2,696,441 shares of Tribune common stock;

.. The Northern Trust Company, as trustee for the Tribune ESOP, held 1,743,243 shares of Tribune common stock, all of which were allocated to participant accounts, and 1,012,497 shares of Tribune Series B preferred stock, of which 918,842 shares were allocated to participant accounts; and

.. Vanguard Fiduciary Trust Company, as trustee of the Tribune 401(k) Plan, held
  2,778,901 shares of Tribune common stock, and, as trustee of the Other 401(k) Plans, held 59,799 shares of Tribune common stock.

Who will count the vote?

EquiServe Trust Company, N.A., Tribune's transfer agent and registrar, will tabulate the votes and act as inspectors of election.

What are the Board's recommendations?

The Board recommends a vote FOR the election of the four nominees for director and FOR the ratification of the selection of PricewaterhouseCoopers LLP as Tribune's independent public accountants for the 2003 fiscal year. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board's recommendations. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each matter to be voted on?

 . Election of Directors. Directors are elected by a plurality of all votes cast at the meeting. This means that the four nominees receiving the highest number of votes cast will be elected. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present at the meeting.
 . Other Proposals. The ratification of the Board's selection of PricewaterhouseCoopers LLP as Tribune's independent public accountants and the approval of any other matter that may be properly presented at the meeting require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote. A properly executed proxy marked "ABSTAIN" with respect to the ratification of the Board's selection of independent public accountants will not be voted, although it will be counted for purposes of determining whether a quorum is present at the meeting. Accordingly, an abstention will have the same effect as a vote against such matter.

Broker non-votes will be treated as shares present for purposes of determining whether a quorum is present at the meeting, but will not be entitled to vote at the meeting as to the matter or matters for which no vote was specified.

                                STOCK OWNERSHIP

Management Ownership

The following table shows the beneficial ownership of Tribune stock by each director and by each executive officer named in the summary compensation table, and by all directors and executive officers as a group, in each case as of February 28, 2003. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                  Shares of Common Stock  Options Exercisable Shares of Preferred Stock
Name                             Beneficially Owned(1)(2)   within 60 days      Beneficially Owned(3)
----                             ------------------------ ------------------- -------------------------
Jeffrey Chandler                             3,845(4)             12,000                   --
Dennis J. FitzSimons                       421,034(5)            517,789                1,072
Jack Fuller                                223,263(5)            310,319                  971
Roger Goodan                                10,195(4)             38,000                   --
Donald C. Grenesko                         200,686(6)            301,392                1,014
Enrique Hernandez, Jr.                       4,072                 8,000                   --
Betsy D. Holden                              1,561                    --                   --
John W. Madigan                            935,560(5)(6)       1,188,690                  818
Nancy Hicks Maynard                         13,085                12,000                   --
Robert S. Morrison                           1,943                 4,000                   --
Patrick J. Mullen                            8,172               120,161                  169
James J. O'Connor                           52,434                 8,000                   --
William A. Osborn                            5,061(7)              4,000                   --
Patrick G. Ryan                             18,230(6)             24,000                   --
William Stinehart, Jr.                       5,377(4)             24,500                   --
Dudley S. Taft                              83,885                28,000                   --
Kathryn C. Turner                              461                    --                   --
Directors and Executive Officers
  as a group (22 persons)                2,406,823             3,561,468                7,173

--------
(1)Each director and executive officer beneficially owns less than 1% of the common stock outstanding. The directors and executive officers as a group beneficially own approximately 2% of the common stock outstanding.
(2)Includes shares of common stock beneficially owned by executive officers under the Tribune 401(k) Plan and Tribune ESOP (including shares of common stock into which shares of Series B preferred stock allocated to such executive officer's account under the Tribune ESOP are convertible, with each share of Series B preferred stock being convertible into 16 shares of common stock). The executive officers have the right to direct the voting of shares allocated to their accounts.
(3)Represents shares of Series B preferred stock allocated to accounts under the Tribune ESOP. Each executive officer beneficially owns less than 1% of the Series B preferred stock outstanding.
(4)Does not include 17,291,360 shares owned by Chandler Trust No. 1 and 19,012,775 shares owned by Chandler Trust No. 2 (see "Principal Shareholders").
(5)Does not include 38,413,876 shares owned by the Robert R. McCormick Tribune Foundation and 4,300,800 shares owned by the Cantigny Foundation (see "Principal Shareholders").
(6)Includes shares of common stock as to which beneficial ownership is disclaimed as follows: Mr. Grenesko, 734 shares; Mr. Madigan, 80,000 shares; and Mr. Ryan, 4,810 shares.
(7)Does not include 22,663,387 shares beneficially owned by Northern Trust Corporation (see "Principal Shareholders").

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other filings were required to be made, we believe that all of our directors and executive officers complied during fiscal 2002 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for Patrick G. Ryan, who filed a Form 4 to report the acquisition by a family member of 335 shares of Tribune common stock outside the prescribed time requirement.

Principal Shareholders

The following table sets forth information with respect to each person who is known to Tribune management to be the beneficial owner of more than 5% of any class of Tribune stock entitled to vote. Except as otherwise noted, all information is as of February 28, 2003.

                                             Common Stock        Series B Preferred Stock
                                        ----------------------   ------------------------
                                        Number of      Percent    Number of     Percent
       Name and Address of Owner         Shares      of Class(1)   Shares      of  Class
--------------------------------------- ----------   ----------- ---------     ---------
Robert R. McCormick Tribune Foundation  42,714,676      13.9%           --         --
Cantigny Foundation (2)
 435 North Michigan Avenue, Room 770
 Chicago, IL 60611
The Chandler Trusts (3)                 36,834,800        12%           --         --
 350 West Colorado Boulevard, Suite 230
 Pasadena, CA 91105
Northern Trust Corporation (4)          22,663,387               1,012,497(5)
 50 South LaSalle Street
 Chicago, IL 60675                                         7%                     100%

--------

(1)On February 28, 2003, there were 307,444,250 shares of common stock and 1,012,497 shares of Series B preferred stock outstanding.
(2)The Robert R. McCormick Tribune Foundation owns 38,413,876 shares and the Cantigny Foundation owns 4,300,800 shares. The investment and voting power of each of the Robert R. McCormick Tribune Foundation and the Cantigny Foundation is vested in a board of five directors, consisting of Dennis J. FitzSimons, Jack Fuller, John W. Madigan and two former Tribune officers.
(3)The trustees of Chandler Trust No. 1 share voting and dispositive power with respect to 17,291,360 shares and the trustees of Chandler Trust No. 2 share voting and dispositive power with respect to 19,012,775 shares. In addition, certain trustees hold sole voting and dispositive power with respect to shares of common stock, as follows: Gwendolyn Garland Babcock, 1,032 shares; Jeffrey Chandler, 15,845 shares; Camilla Chandler Frost, 427,662 shares; Roger Goodan, 48,195 shares; William Stinehart, Jr., 29,877 shares; and Warren B. Williamson, 8,054 shares (see "Board of Directors--Certain Relationships").
(4)Holdings are based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 by Northern Trust Corporation, the parent company of The Northern Trust Company, in various fiduciary capacities. The Schedule 13G indicates that Northern Trust Corporation and its affiliates have sole voting power with respect to 4,907,811 shares; shared voting power with respect to 17,697,926 shares; sole dispositive power with respect to 5,179,453 shares; and shared dispositive power with respect to 17,195,758 shares. In its capacity as trustee of the Tribune ESOP, The Northern Trust Company is deemed to hold all of the outstanding shares of Series B preferred stock and an additional 1,705,660 shares of common stock (approximately 79% of the shares reported in the Schedule 13G). Ownership of Tribune stock held by The Northern Trust Company as trustee of the Tribune ESOP is shared with the participants in the Tribune ESOP.
(5)Each share of Series B preferred stock is convertible into 16 shares of common stock. The 16,199,152 shares of common stock into which these shares are convertible are included in the 22,663,387 shares held by Northern Trust Corporation.

Related Transactions

Tribune and its subsidiary, Chicago Tribune Company, lease office space and, together with other Tribune business units, provide services to the Robert R. McCormick Tribune Foundation. During 2002, the Foundation paid $338,433 to Tribune business units for the leased space and services.

                          PROPOSALS TO BE VOTED UPON

ITEM 1--ELECTION OF DIRECTORS

Currently, the Board consists of 15 members and is divided into three classes. After the retirement of Nancy Hicks Maynard and James J. O'Connor following the May 2003 Board meeting, the size of the Board will be reduced to 13 directors.

Directors generally hold office for staggered terms of three years, so that the term of one class expires at each annual meeting. Four directors will be elected at this year's annual meeting. The nominees receiving the highest number of votes cast at the meeting will be elected.

Unless contrary instructions are given, all proxies will be voted for the election of Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. to hold office until the 2006 annual meeting. Information regarding each of the nominees and the other directors continuing in office is set forth on the following pages.

Each of the nominees is an incumbent director. If any of the nominees becomes unavailable for election, an event that is not now anticipated, proxy holders will vote for the election of a substitute nominee as may be selected by the Board.

The Board recommends a vote FOR the election of Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. as Tribune directors.

ITEM 2--RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board has selected PricewaterhouseCoopers LLP to serve as Tribune's independent public accountants for 2003. Representatives of PricewaterhouseCoopers LLP will be present at this year's annual meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Tribune's independent public accountants.

                              BOARD OF DIRECTORS

The following descriptions of the business experience of our directors include the principal positions held by them from March 1998 to the date of this proxy statement.


[PHOTO]              Jeffrey Chandler
                     President and Chief Executive Officer of Chandler Ranch Co., one of
Jeffrey Chandler     the largest growers of avocados in California, since 1984. Class of 2004.
                     Age: 61. Director since 2000.

[PHOTO]              Dennis J. FitzSimons (Nominee)
                     Chief Executive Officer (since January 2003), President (since July
Dennis J. FitzSimons 2001), Chief Operating Officer (from July 2001 until December 2002)
                     and Executive Vice President (from January 2000 until July 2001) of
                     Tribune Company; President of Tribune Broadcasting Company, a
                     subsidiary of Tribune Company, from May 1997 until January 2003.
                     Age: 52. Director since 2000.

[PHOTO]              Jack Fuller
                     President of Tribune Publishing Company, a subsidiary of Tribune
Fuller Bio Photo.psd Company, since May 1997; Previously served as Publisher, Chicago
                     Tribune. Class of 2005. Age: 56. Director since 2001.

[PHOTO]              Roger Goodan
                     Consultant to Schlumberger Limited, a global technology services
Roger Goodan         company, since December 2001; Vice President of Schlumberger
                     Oilfield Services, a technology services supplier to the international petroleum industry, from December 2000 until December 2001;
                     Executive in operations, engineering and finance positions throughout
                     Schlumberger from 1973 until December 2000. Director of Hydril
                     Company. Class of 2005. Age: 57. Director since 2000.


[PHOTO]            Enrique Hernandez, Jr.
                   Chairman and Chief Executive Officer of Inter-Con Security Systems,
Enrique Hernandez  Inc., an international provider of high-end security and facility support services to government, utilities and industrial customers, since 1986;
                   Co-founder and principal partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences, since 1998. Director of McDonald's Corporation, Nordstrom, Inc. and
                   Wells Fargo & Company. Class of 2005. Age: 47. Director since 2001.

[PHOTO]            Betsy D. Holden (Nominee)
                   Co-Chief Executive Officer of Kraft Foods, Inc., since March 2001;
Betsy D. Holden    President and Chief Executive Officer of Kraft Foods North America
                   since May 2000; Executive Vice President of Kraft Foods, Inc. from
                   December 1998 until May 2000; President and General Manager of the
                   Kraft Cheese Division from July 1995 until December 1998. Director of
                   Kraft Foods, Inc. and Tupperware Corporation. Age: 47. Director since
                   2002.

[PHOTO]            John W. Madigan
                   Chairman (since January 1996), Chief Executive Officer (from May
John W. Madigan    1995 until December 2002) and President (from May 1994 until July
                   2001) of Tribune Company; Previously served as President of Tribune
                   Publishing Company and as Publisher, Chicago Tribune. Director of
                   AT&T Wireless Services, Inc. and Morgan Stanley. Class of 2004.
                   Age: 65. Director since 1975.

[PHOTO]            Robert S. Morrison (Nominee)
                   Vice Chairman of PepsiCo, Inc. and Chairman of PepsiCo Beverages
Robert S. Morrison and Foods North America from August 2001 until February 2003;
                   Chairman, President and Chief Executive Officer of The Quaker Oats
                   Company from October 1997 until February 2003. Director of 3M
                   Company and Aon Corporation. Age: 60. Director since 2001.


[PHOTO]                William A. Osborn
                       Chairman and Chief Executive Officer of Northern Trust Corporation, a
William A. Osborn      multibank holding company, and its principal subsidiary, The Northern
                       Trust Company, since October 1995; Director of Caterpillar Inc., Nicor
                       Inc., Northern Trust Corporation and a Class A Director of the Federal
                       Reserve Bank of Chicago. Class of 2004. Age: 55. Director since 2001.

[PHOTO]                Patrick G. Ryan
                       Chairman (since 1990), Chief Executive Officer (since 1982) and
Ryan                   President (from 1982 until April 1999) of Aon Corporation. Director of
                       Aon Corporation. Class of 2005. Age: 65. Director since 1997.

[PHOTO]                William Stinehart, Jr. (Nominee)
                       Partner in the law firm of Gibson, Dunn & Crutcher LLP, where he has
William Stinehart, Jr. practiced since 1969. Age: 59. Director since 2000.

[PHOTO]                Dudley S. Taft
                       President and Director of Taft Broadcasting Company, an investor in
Taft                   media and entertainment companies, since 1987. Director of CINergy
                       Corp., Fifth Third Bancorp, Southern Star Group and The Union Central
                       Life Insurance Company. Class of 2005. Age: 62. Director since 1996.

[PHOTO]                Kathryn C. Turner
                       Chairperson and Chief Executive Officer of Standard Technology, Inc.,
Kathryn C. Turner      a healthcare, benefits and technology consulting firm, since 1985.
                       Director of Carpenter Technology Corporation, ConocoPhillips and
                       Schering-Plough Corporation. Class of 2004. Age: 55. Director since
                       2002.

Director Compensation

Directors who are not Tribune employees receive annual stock awards, stock options and meeting fees. Each outside director receives a basic stock award of shares of Tribune common stock on the day following each annual meeting. In addition, each outside director who serves as a chairman of a standing Board committee receives a supplemental stock award of shares of Tribune common stock on the same date. Each outside director also receives $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Tribune reimburses directors for travel expenses incurred in attending meetings.

The basic stock awards and the supplemental stock awards are stated in dollars but are paid in shares of Tribune common stock. In 2002, the basic stock awards and the supplemental stock awards were calculated by dividing $50,000 and $6,000, respectively, by the fair market value of Tribune common stock on the day the awards were granted. The basic and supplemental stock awards for each outside director serving on May 7, 2002, the date of the 2002 annual meeting, were calculated based on the fair market value of Tribune common stock on that date, which was $43.38 per share. Both of the outside directors who joined the Board after the 2002 annual meeting received a prorated basic stock award based on the number of months remaining until the 2003 annual meeting and the fair market value of Tribune common stock on the day the directors joined the Board.

Directors may defer receipt of all or a portion of their stock awards and fees. Directors who elect to defer amounts are credited with dividend or other deemed income, based on investment alternatives they select. Payment of deferred account balances will be made in one or more installments as elected by participating directors upon termination of Board service.

On the date of each annual meeting, each outside director is granted an option to purchase 4,000 shares of Tribune common stock at the fair market value of those shares on such date. On May 7, 2002, each outside director was granted an option to purchase 4,000 shares of Tribune common stock at $43.38 per share. Each option was granted for a term of ten years and became exercisable six months and one day after the date it was granted. The two outside directors who joined the Board after the 2002 annual meeting did not receive these stock options.

Options are not transferable, other than by will or by the laws of descent and distribution. If a director leaves the Board for any reason, any options that were then exercisable may be exercised by the earlier of the tenth anniversary of the date of grant or the third anniversary of the date such individual ceases to be a director.

In the event of a change in control of Tribune, all director options become immediately exercisable. A "change in control" occurs upon:

 . the acquisition, other than from Tribune, by a person, entity or group of 20% or more of the combined voting power of Tribune's outstanding voting securities;

 . a change in the composition of the Board whereby the incumbent directors cease to constitute at least a majority of the Board without the approval of the Board; or

 . the consummation of a merger or reorganization of Tribune where the shareholders of Tribune prior to the merger or reorganization do not own more than 50% of the reorganized company.

Stock Ownership Guideline

Effective March 1, 2000, Tribune established a stock ownership guideline for its outside directors. The suggested stock ownership level is five times the most recent annual stock award paid to outside directors. Based on the 2002 annual stock award of $50,000, the present guideline is $250,000. Outside directors are expected to achieve the suggested ownership level over a five-year period in increments of 20% per year. Tribune shares held in deferred compensation accounts are counted in satisfying the guideline but unexercised stock options are not. Tribune believes that this guideline has the positive effect of further aligning the interests of Tribune's outside directors with those of its shareholders. All of Tribune's outside directors presently satisfy the suggested stock ownership level, taking into account their years of Board service.

Certain Relationships

Three members of the Board, Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., are trustees of two trusts known as the "Chandler Trusts." Mr. Chandler and Mr. Goodan are also beneficiaries of these trusts. The Chandler Trusts were the principal shareholders of The Times Mirror Company prior to the merger of Times Mirror into Tribune on June 12, 2000. In connection with the merger, the Chandler Trusts exchanged their Times Mirror common stock for 36,304,135 shares of Tribune common stock and Tribune amended its by-laws to allow the Chandler Trusts to nominate three directors. Messrs. Chandler, Goodan and Stinehart were the Chandler Trusts' initial nominees and became directors of Tribune following the merger. Mr. Chandler and Mr. Goodan are cousins (see "Stock Ownership--Principal Shareholders").

In 1997, the Chandler Trusts and Times Mirror entered into a transaction which, through the formation of a limited liability company, enabled Times Mirror to retire for accounting purposes a substantial block of Times Mirror stock. Times Mirror contributed to the limited liability company real property used in its business operations and cash and the Chandler Trusts contributed Times Mirror stock. Times Mirror leased back the real property under long-term leases. Upon completion of the merger of Times Mirror into Tribune, Tribune assumed these leases and the Times Mirror stock held by the limited liability company was converted into Tribune stock. In 2002, $19,333,000 of the lease payments and $4,641,000 in dividends received on the Tribune stock held by this limited liability company were allocated to the Chandler Trusts.

Mr. Stinehart is a partner in the law firm of Gibson, Dunn & Crutcher LLP. Gibson, Dunn & Crutcher LLP was external corporate counsel to Times Mirror and has provided legal services to Tribune since the merger. In consideration for legal services provided in 2002, Tribune paid $255,000 to Gibson, Dunn & Crutcher LLP. This amount represents less than 0.05% of Gibson, Dunn & Crutcher LLP's total revenue in 2002.

William A. Osborn is Chairman and Chief Executive Officer of Northern Trust Corporation. In 2002, Tribune and certain of its employee benefit plans paid Northern Trust Corporation and its subsidiaries $949,000 for trust and custody services, investment and cash management services, and bank credit facility fees. This amount represents less than 0.05% of Northern Trust Corporation's total revenue in 2002.

Compensation Committee Interlocks and Insider Participation

Roger Goodan, Enrique Hernandez, Jr., Andrew J. McKenna, Robert S. Morrison, James J. O'Connor and Patrick G. Ryan served as members of the Governance and Compensation Committee of the Board during the fiscal year ended December 29, 2002.

Mr. McKenna, chairman of the Governance and Compensation Committee until his retirement from Board service in May 2002, served as an officer of Chicago National League Ball Club, Inc., the Tribune subsidiary that owns the Chicago Cubs, from August 1981 to December 1984. From 1984 until his retirement, Mr. McKenna's sole position with Tribune was that of an outside director.

Mr. Ryan, chairman of the Governance and Compensation Committee, is Chairman and Chief Executive Officer of Aon Corporation. Aon Corporation and its subsidiaries received brokerage commissions and fees in 2002 of $1,277,000 for obtaining insurance for and providing related services to Tribune and its subsidiaries. This amount represents less than 0.02% of Aon Corporation's total revenue in 2002.

Meetings and Committees of the Board

The Board held six meetings during 2002. All directors attended more than 75% of the total number of meetings of the Board and its committees on which he or she served during 2002. The Board has standing Audit, Governance and Compensation, Executive and Finance Committees.

Audit Committee

The function of the Audit Committee includes reviewing and monitoring Tribune's financial reporting and accounting practices and internal controls, as more fully described in the "Report of the Audit Committee" on page 13. The Audit Committee operates under a written charter that was initially adopted by the Board in February 2000 and that is annually reviewed by the Audit Committee. The charter was revised and approved by the Board in February 2003 and is attached as Appendix A.

Jeffrey Chandler, Nancy Hicks Maynard, William A. Osborn (chairman), William Stinehart, Jr., Dudley S. Taft and Kathryn C. Turner serve on the Audit Committee. The Board has determined that all members of the Audit Committee are independent within the meaning of the current listing standards of The New York Stock Exchange and that each of Messrs. Osborn and Taft is an "audit committee financial expert" as defined in applicable securities laws, rules and regulations. The Audit Committee met eight times in 2002.

Governance and Compensation Committee

The function of the Governance and Compensation Committee includes reviewing the compensation for Tribune's chairman and chief executive officer, consulting with the chief executive officer with respect to the compensation of other Tribune executives and key employees and administering and determining awards under Tribune's incentive compensation and other employee benefit plans. This committee also identifies and proposes Board candidates and will consider nominees recommended by shareholders if submitted in the manner described under the caption "Shareholder Proposals For 2004 Annual Meeting" on page 23. This committee also has other responsibilities relating to corporate governance, including studying Board size and composition and committee structure and membership. Roger Goodan, Enrique Hernandez, Jr., Betsy D. Holden,
Robert S. Morrison, James J. O'Connor and Patrick G. Ryan (chairman) serve on the Governance and Compensation Committee. The Governance and Compensation Committee met six times in 2002.

Executive Committee

The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board from time to time and exercises the authority of the Board between meetings. Dennis J. FitzSimons, John W. Madigan (chairman) and Messrs. Osborn, Ryan and Stinehart serve on the Executive Committee. The Executive Committee met once in 2002.

Finance Committee

The function of the Finance Committee includes reviewing with management the capital needs of Tribune and its subsidiaries and providing consultation on major borrowings and proposed issuances of debt and equity securities. Ms. Maynard and Ms. Turner and Messrs. Chandler, Osborn, Stinehart (chairman) and Taft serve on the Finance Committee. The Finance Committee met once in 2002.

                                AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee is responsible for reviewing and monitoring Tribune's financial reporting and accounting practices. The Audit Committee also assesses the qualifications and independence of Tribune's independent accountants, the performance of Tribune's internal auditors and independent accountants, and Tribune's compliance with legal and regulatory requirements. In performing its duties, the Audit Committee meets regularly with representatives of Tribune's management, independent accountants and internal auditors. The Audit Committee also reviews with Tribune's internal auditors and independent accountants the overall scope and plans for their respective audits. The independent accountants report directly to the Audit Committee and both the internal auditors and independent accountants have direct access to the Audit Committee.

Management is responsible for the preparation, integrity and fair presentation of Tribune's consolidated financial statements and related financial information. Management is also responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance to Tribune's management and the Board regarding the preparation of reliable published financial statements. In fulfilling its responsibilities, the Audit Committee reviewed with management Tribune's audited consolidated financial statements for the fiscal year ended December 29, 2002 and discussed the quality, not just the acceptability, of Tribune's financial reporting and accounting practices.

The independent accountants are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the internal auditors and independent accountants the results of their examinations and their evaluations of Tribune's internal controls. The Audit Committee also reviewed with the independent accountants their judgments as to the quality, not just the acceptability, of Tribune's financial reporting and discussed the matters described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent accountants their independence from management and Tribune, and reviewed the accountants' written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

In addition to conducting the audit of Tribune's consolidated financial statements, the independent accountants provided other non-audit related services to Tribune during fiscal year 2002. The Audit Committee reviewed the non-audit services provided by the independent accountants and determined that the provision of these services is compatible with the maintenance of their independence from management and Tribune. The Audit Committee must preapprove all audit and non-audit services to be performed by the independent accountants, subject to de minimus exceptions for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee also reviews with Tribune's chief executive officer and chief financial officer the processes by which such officers make certifications required by the Sarbanes-Oxley Act of 2002.

The Board accepted the Audit Committee's recommendation that the audited consolidated financial statements for the fiscal year ended December 29, 2002 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Board also accepted the Audit Committee's recommendation that Tribune's independent accountants be reappointed for fiscal year 2003.

               Jeffrey Chandler            William Stinehart, Jr.
               Nancy Hicks Maynard         Dudley S. Taft
               William A. Osborn, Chairman Kathryn C. Turner

Fees Paid to Independent Accountants

The fees for all services provided by the independent accountants during 2002 are shown below.

Audit Fees
   Fees for the fiscal year 2002 audit of Tribune's annual consolidated financial statements and reviews of Forms 10-Q..................... $940,000
                                                                         ========
Financial Information Systems Design and Implementation Fees............ $      0
                                                                         ========
All Other Fees
   Employee benefit plan audits and filings............................. $472,000
   Income tax services..................................................  246,000
   Claim support services...............................................  174,000
   Other services.......................................................   25,000
                                                                         --------
       Total............................................................ $917,000
                                                                         ========

                            EXECUTIVE COMPENSATION

Governance and Compensation Committee Report on Executive Compensation

Overview

Tribune seeks to offer compensation that will attract and retain top-quality management employees and that reflects competitive conditions in the lines of business and geographic areas in which Tribune operates. Elements of compensation are designed to reflect the performance of Tribune as a whole and the individual performance of the employee. The compensation for Tribune's executives and other key employees in 2002 consisted of salary, an annual incentive bonus, stock options and other benefits.

Tribune executives and other key employees are eligible to receive annual incentive bonuses and stock options pursuant to the Tribune Company 1997 Incentive Compensation Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to provide incentives to executives and other key employees to increase the value of Tribune's common stock, to reward performance and to ensure competitive compensation. Shareholder Value Added, or SVA, is a measure of after-tax cash flow less a charge for the cost of capital invested in the business. SVA is used to measure corporate performance because of the high correlation between increases in SVA and increases on the return on investment for Tribune shareholders. SVA takes into account the cost of the assets used in Tribune's businesses, such as buildings and equipment. The cost of holding these assets is Tribune's after-tax cost of capital for both debt and equity.

Salaries

Salary levels for executive positions are set so as to reflect the duties and level of responsibilities inherent in the positions. Comparative salaries paid by other companies, based on compensation surveys prepared by independent outside organizations, are considered in evaluating the salary level for a given position. These surveys include companies in similar industries as well as companies representing a broad cross-section of American business. The companies included in these surveys cover more companies than are included in the two indices used in the stock performance graph on page 22. Each set of data used is selected because it is believed to be the best available for its intended purpose. The Governance and Compensation Committee (the "Committee") sets salaries within the range of accepted practice but does not target a specific percentile range within the comparative groups in setting the salaries of executives and other key employees. The particular qualifications of the individual holding the position and his or her level of experience are also considered in establishing a salary level.

The Committee reviews salaries of all executives and other key employees annually and at the time of promotions. The annual review occurs early in the year and changes are made effective as of the end of February. Performance, contribution of the individual to Tribune and market competitiveness are the primary criteria influencing salary adjustments. Salary changes reflect Tribune's performance to the extent that the performance is considered in establishing the salary guidelines applicable for all salaried employees during the current year. The Committee also reviews comparative surveys of salary information for comparable positions in connection with the annual salary review. The sources of the data used vary from individual to individual based on the availability of comparable information relative to each position.

In connection with several expense reduction initiatives implemented by Tribune in response to the difficult economic conditions in 2001, the Committee reduced the salaries of approximately 140 executives (including Mr. Madigan, Mr. FitzSimons and the other executives named in the summary compensation table) by five percent and froze the salaries of non-union employees. The salary reductions and freeze were effective January 1, 2002. Eligible Tribune employees whose salaries were frozen were awarded options based on their individual performance. Most executives whose salaries were reduced were awarded options in partial compensation for their salary reduction. The six most highly compensated executive officers did not receive these options. Due to Tribune's performance in 2002 and improving economic conditions, for 2003 the Committee restored its practice of modestly increasing the salaries of Tribune's executives and other employees on an annual basis. The rate of increase was consistent with Tribune's merit increase guidelines. The 2003 salary increases were awarded based upon the individual performance of salaried employees for 2002 and were not intended to restore the salaries of employees impacted by the 2002 salary reductions and freeze.

Annual Incentive Bonus

Tribune's annual management incentive program provides executives and other key employees the opportunity to earn an annual incentive bonus based on their performance and the financial performance of their business unit, group or Tribune as a whole. SVA is generally used as the financial performance measure for determining annual incentive bonuses. In February 2002, the Committee established the 2002 minimum and maximum SVA goals for Tribune and each business unit or group. The Committee also established target bonus levels, stated as a percentage of year-end salary, for each executive and other key employee, based on his or her level of responsibility.

The aggregate of all annual incentive bonuses awarded to executives and other key employees within a specific business unit or group is generally established by multiplying the target bonuses for all participants within that business unit or group by the respective level of performance toward the established SVA goals. In February 2002, the Committee established an award scale, with 40% of the target bonus pool earned if the minimum SVA goal was achieved and up to 200% of the target bonus pool earned if the maximum SVA goal was achieved.

In considering bonuses for each of Tribune's executive officers and key employees other than Mr. Madigan and Mr. FitzSimons, the Committee receives an assessment of the performance of each executive officer or other key employee from Mr. Madigan and Mr. FitzSimons. In assessing the performance of Mr. Madigan and Mr. FitzSimons, the Committee meets privately with Tribune's other outside directors.

The bonuses awarded to Mr. Madigan and Mr. FitzSimons under the Incentive Plan were calculated based upon Tribune's SVA achievement and their individual performance in 2002, subject to certain limitations imposed by the Incentive Plan related to Tribune's earnings before interest, taxes, depreciation and amortization. For 2002, the Committee awarded Mr. Madigan a bonus of $2,000,000 and Mr. FitzSimons a bonus of $885,000.

Stock Options

Tribune for many years has used stock options as long-term incentives for executives and other key employees. Stock options are used because they directly relate the amounts earned by the executives and other key employees to the amount of appreciation realized by Tribune shareholders over comparable periods. Stock options also provide executives and other key employees with the opportunity to acquire and build an ownership interest in Tribune. The Incentive Plan provides for a ten-year exercise period for stock options and gives the Committee the ability to modify the vesting schedule for stock option grants. Option grants under the Incentive Plan generally vest in equal annual installments over a period of four years from the grant date.

The Committee considers stock option awards on an annual basis in February. In determining the amount of options awarded, the Committee generally establishes a level of award based on the position held by the individual and his or her level of responsibility, both of which reflect the ability of the executive or other key employee to influence Tribune's long-term performance. The number of options previously awarded to and held by executives is also reviewed but is not an important factor in determining the size of the current award. The number of options actually awarded in any year may be increased or decreased based on an evaluation of the individual's performance, but the Committee does not use any particular corporate or business unit performance measures in determining the size of stock option grants to individual executives or other key employees.

In February 2002, the Committee awarded Mr. Madigan a nonqualified stock option to purchase 325,000 shares at the current fair market value of the stock, which was then $40.50. The award was consistent with the number of shares that had been awarded to Tribune's chief executive officer in recent years but was lower than the award granted to Mr. Madigan in February 2001, which recognized his leadership of Tribune in connection with the acquisition and integration of The Times Mirror Company. The Committee awarded Mr. FitzSimons a nonqualified stock option to purchase 250,000 shares in February 2002.

To encourage stock ownership by executives and other key employees, replacement stock options ("replacement options") may be granted simultaneously with the exercise of the original stock option. Replacement options are intended to encourage executives and other key employees to exercise a stock option earlier than might otherwise occur, thus resulting in increased share ownership. Replacement options are granted when an executive or other key employee exercises an option by surrendering (or attesting to) currently owned shares to purchase the shares subject to the option as well as to satisfy tax withholding obligations related to the exercise of the option. Replacement options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a replacement option is the fair market value on the date of its grant rather than the option price of the original option and replacement options do not become exercisable until one year after award. The grant of replacement options does not result in an increase in the total combined number of shares and options held by an employee. As shown in the table on page 19, Mr. Madigan and Mr. FitzSimons each received replacement options during 2002 based on their exercise of previously awarded options.

Other Benefits

Executives and other key employees participate in various health, life, disability and retirement benefit programs that are generally made available to all salaried employees. Certain programs provide employees with the opportunity to acquire Tribune stock. Tribune also maintains a supplemental defined contribution plan for employees who earn salaries in excess of the limit imposed by the Internal Revenue Code, to replace contributions lost by the imposition of such limit. Executives and other key employees also receive certain traditional benefits and perquisites that are customary for their positions.

Stock Ownership Guidelines

The Committee believes that stock ownership guidelines for Tribune's executives and other key employees have the positive effect of further aligning their interests with those of Tribune's shareholders. The guidelines generally range from a high of ten times annual salary in the case of Mr. Madigan and Mr. FitzSimons to two times annual salary. Individuals are expected to achieve the suggested ownership level over a six-year period in annual increments. Shares held in Tribune benefit plans are counted in satisfying the guidelines but unexercised stock options are not counted. All of the executives named in the summary compensation table have achieved their suggested stock ownership levels. For 2002, the stock ownership guidelines applied to approximately 161 individuals.

Tax Deductibility of Executive Compensation

The Internal Revenue Code imposes a $1 million limit on the tax deduction for certain executive compensation payments. Certain compensation, including performance-based compensation meeting specified requirements, is exempt from the $1 million deduction limit established by Section 162(m) of the Internal Revenue Code. In 2002, the Committee granted awards pursuant to the Incentive Plan that were not subject to the deduction limit. The Committee intends to continue to grant awards pursuant to the Incentive Plan that are not subject to the deduction limit to the extent that the structure of such awards is consistent with corporate performance objectives.

                Roger Goodan           Robert S. Morrison
                Enrique Hernandez, Jr. James J. O'Connor
                Betsy D. Holden        Patrick G. Ryan, Chairman

Summary Compensation Table


                                                               Long-Term
                                     Annual Compensation      Compensation
                                 ------------------------------------------

                                                               Securities
                                                               Underlying     All Other
Name and Principal Position Year Salary(1)   Bonus     Other   Options(2)  Compensation(3)
                                                              -------------
------------------------------------------------------------------------------------------
John W. Madigan             2002 $951,154  $2,000,000 $90,885   655,971       $128,396
 Chairman                   2001  977,130      --      48,789   543,674        103,912
                            2000  846,311   3,000,000  31,464   421,500        113,765
------------------------------------------------------------------------------------------
Dennis J. FitzSimons        2002  713,365     885,000  60,258   402,273        161,673
 President and              2001  731,007      --       5,544   273,496         78,179
 Chief Executive Officer    2000  623,154     700,000   5,679   205,041         84,216
------------------------------------------------------------------------------------------
Jack Fuller                 2002  546,865     460,000   4,141   262,012         72,971
 President, Tribune         2001  560,231      --       7,225   157,460         60,311
 Publishing Company         2000  476,077     500,000   6,362   136,767         64,740
------------------------------------------------------------------------------------------
Donald C. Grenesko          2002  451,749     350,000     383   161,976         58,292
Senior Vice President/      2001  461,923      --         553   135,218         50,029
 Finance and Administration 2000  385,692     400,000   1,274   128,925         52,772
------------------------------------------------------------------------------------------
Patrick J. Mullen           2002  380,461     300,000    --      76,517         49,194
 President, Tribune         2001  384,862      --         365    52,041         42,149
 Broadcasting Company       2000  323,231     200,000     321    51,375         44,501

--------
(1)Amounts represent base salary for 52 weeks for fiscal years 2002 and 2001 and 53 weeks for fiscal year 2000.
(2)Amounts represent new options and replacement options to purchase shares of common stock granted during fiscal years 2002, 2001 and 2000. New options granted in fiscal years 2002, 2001 and 2000 were as follows: Mr. Madigan, 325,000, 400,000 and 260,000, respectively; Mr. FitzSimons, 250,000, 215,000 and 140,000, respectively; Mr. Fuller, 130,000, 125,000 and 85,000, respectively; Mr. Grenesko, 85,000, 100,000 and 80,000, respectively; and Mr. Mullen, 70,000, 50,000 and 50,000, respectively.
(3)The amounts reported in this column for fiscal year 2002 consist of: (i) allocations under the Tribune ESOP and the supplemental retirement plan, as follows: Mr. Madigan, $116,041; Mr. FitzSimons, $87,031; Mr. Fuller, $66,718; Mr. Grenesko, $55,113; and Mr. Mullen, $46,416; (ii) matching contributions of $2,000 credited under the Tribune 401(k) Plan; (iii) the portion of the interest earned under deferred compensation plans that exceeds 120% of the applicable federal long-term rates in effect at the time the interest rates under such plans were determined, as follows: Mr. Madigan, $10,355; Mr. FitzSimons, $1,643; Mr. Fuller, $4,253; Mr. Grenesko, $1,179; and Mr. Mullen, $778; and (iv) the reimbursement of a club initiation fee for Mr. FitzSimons.

Option Grants in Last Fiscal Year

The following table presents information on stock options granted during the fiscal year ended December 29, 2002. The grant of a replacement option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a replacement option does not result in an increase in the total combined number of shares and options held by an employee.


                                                  Individual Grants
                     ---------------------------------------------------------------------------

                                           % of Total
                                            Options
                     Number of Securities  Granted to                                 Grant Date
                      Underlying Options  Employees in Exercise Price                  Present
        Name              Granted(1)      Fiscal Year    Per Share    Expiration Date  Value(2)
------------------------------------------------------------------------------------------------
John W. Madigan      New:
                                  325,000     2.40%        $40.50        02/12/12     $4,464,883
                     Replacements: 56,860     0.42          41.18        02/16/09        384,050
                                   54,918     0.41          43.52        07/28/08        392,016
                                   49,498     0.37          45.62        08/27/03        298,686
                                   55,001     0.41          43.39        07/28/08        391,431
                                  114,694     0.85          48.69        02/15/10        915,958
------------------------------------------------------------------------------------------------
Dennis J. FitzSimons New:
                                  250,000     1.85          40.50        02/12/12      3,434,525
                     Replacements: 21,966     0.16          43.52        07/28/08        156,798
                                   22,743     0.17          41.18        02/16/09        153,613
                                   22,000     0.16          43.39        07/28/08        156,567
                                   23,806     0.18          47.98        08/26/04        187,346
                                   61,758     0.46          48.69        02/15/10        493,206
------------------------------------------------------------------------------------------------
Jack Fuller          New:
                                  130,000     0.96          40.50        02/12/12      1,785,953
                     Replacements: 18,369     0.14          41.18        02/16/09        124,070
                                   17,572     0.13          43.52        07/28/08        125,432
                                   13,419     0.10          43.52        07/29/07         95,788
                                   17,600     0.13          43.39        07/28/08        125,256
                                   27,556     0.20          47.98        08/25/05        216,857
                                   37,496     0.28          48.69        02/15/10        299,447
------------------------------------------------------------------------------------------------
Donald C. Grenesko   New:
                                   85,000     0.63          40.50        02/12/12      1,167,739
                     Replacements: 15,307     0.11          41.18        02/16/09        103,388
                                   13,179     0.10          43.52        07/28/08         94,074
                                   13,200     0.10          43.39        07/28/08         93,942
                                   35,290     0.26          48.69        02/15/10        281,829
------------------------------------------------------------------------------------------------
Patrick J. Mullen    New:
                                   70,000     0.52          40.50        02/12/12        961,667
                     Replacements:  2,988     0.02          40.31        02/16/09         19,756
                                    3,529     0.03          40.28        02/16/09         23,315

--------
(1)Includes both new options and replacement options to purchase Tribune common stock granted under the Incentive Plan and preceding plans. All options permit the optionee to pay the exercise price with Tribune common stock owned for six months and to pay withholding tax with shares acquired on exercise. Tribune has a policy to award replacement options to executives and other key employees who exercise options in this manner at a time when the closing stock price as reported on the New York Stock Exchange Composite Transactions list is at least 25% above the exercise price. New options are generally exercisable in four equal annual installments after award and replacement options are exercisable one year after award. In addition, both new and replacement options are exercisable immediately upon a change in control of Tribune. A replacement option has a term equal to the remaining term of the option exercised and is conditioned on the individual retaining ownership of the shares acquired on exercise of the option giving rise to the replacement award.

(2) Values calculated using the Black-Scholes option pricing model applied as of the grant date. The weighted-average assumptions used to calculate these values for the new grants and the replacement options, respectively, are as follows: risk-free interest rates of 4.52% and 3.04%; expected dividend yields of 1.0% and 1.0%; expected lives of five and two years (unless, with respect to replacement options, the actual life is less than two years); and expected stock price volatility of 31.76% and 28.64%. The actual values may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table presents information regarding the aggregate option exercises and year-end option values for each of Messrs. Madigan, FitzSimons, Fuller, Grenesko and Mullen for the fiscal year ended December 29, 2002.

                                              Number of Securities      Value of Unexercised
                      Number of              Underlying Unexercised     In-the-Money Options
                       Shares                   Options at FY-End           at FY-End(2)
                     Acquired on   Value    ---------------------------------------------------
        Name         Exercise(1)  Realized  Exercisable Unexercisable Exercisable Unexercisable
-                    -           -          ---------------------------------------------------
John W. Madigan        582,842   $5,287,118   781,164     1,150,971   $1,340,283   $4,438,168
Dennis J. FitzSimons   199,952    1,884,614   321,830       659,523      664,042    2,533,835
Jack Fuller            192,792    1,783,321   175,959       419,262      372,414    1,534,828
Donald C. Grenesko     102,250      934,931   226,237       294,476      428,986    1,186,174
Patrick J. Mullen        7,323       59,819    71,997       146,517      545,611      704,704
-----------------------------------------------------------------------------------------------

--------
(1) Represents aggregate number of shares underlying options exercised. The number of shares of Tribune common stock acquired upon the exercise of options in 2002 for each of the above officers was offset by the number of existing or newly acquired shares of Tribune common stock the officer used to pay the exercise price and/or the applicable withholding tax. The net number of shares of Tribune common stock actually acquired by each of the above officers as a result of option exercises in 2002 was as follows: Mr. Madigan, 66,340 shares; Mr. FitzSimons, 23,343 shares; Mr. Fuller, 43,013 shares; Mr. Grenesko, 11,669 shares; and Mr. Mullen, 806 shares.
(2) Based on a closing stock price of $44.47 per share on December 27, 2002, the last trading day of Tribune's fiscal year.

Pension Plan Information

The executive officers named in the summary compensation table, other than Mr. Mullen, participate in the Tribune Company Pension Plan (the "Pension Plan") and the Tribune Company Supplemental Benefit Plan (the "Supplemental Plan"). Because the Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans, any benefits payable in excess of those limitations will be paid under the Supplemental Plan. The plans were amended in 1989 and the estimated benefits the executive officers named in the summary compensation table may receive depend on which Tribune entity employed the individual prior to the amendments. The pension benefits are not subject to any deduction for social security or other offset amounts. Such amounts are estimated on the assumption that the executive will commence receiving benefits at age 65 and that the executive will receive pension benefits in the form of a life annuity with no surviving benefits.

Until December 31, 1998, the annual pension benefit under the plans, taken together, was generally determined by the executive's credited years of service (up to a maximum of 35 years) multiplied by a percentage of the executive's final average compensation (compensation during the final five years of employment). The Pension Plan and the Supplemental Plan were frozen at December 31, 1998 so that participants' service and compensation after that date will not be counted in computing benefits. The executive officers named in the summary compensation table, other than Mr. Mullen, will be entitled to receive under the Pension Plan and the Supplemental Plan annual benefits upon retirement at age 65 as follows: Mr. Madigan, $227,642; Mr. FitzSimons, $108,498; Mr. Fuller, $114,126; Mr. Grenesko, $79,852. Mr Mullen joined Tribune after these plans were frozen, so he will not receive any benefits under these plans.

Severance Arrangements

Tribune maintains a Transitional Compensation Plan For Executive Employees, which provides termination benefits to a total of 22 executives and other key employees of Tribune and its subsidiaries who, without cause, are terminated or terminate their employment due to a reduction in the compensation or benefits or a change in the city in which they are required to work, within 36 months following a change in control. This plan also provides that certain participants may elect to terminate their employment during the thirteenth month following a change in control and qualify to receive the benefits under the plan.

For the purposes of this plan, a "change in control" means:

 . the acquisition, other than from Tribune, by a person, entity or group of 20% or more of the combined voting power of Tribune's outstanding voting securities;

 . a change in the composition of the Board whereby the incumbent directors cease to constitute at least a majority of the Board without the approval of the Board; or

 . consummation of a merger or reorganization of Tribune where the shareholders of Tribune prior to the merger or reorganization do not own more than 50% of the reorganized company.

Benefits under this plan include:

 . payment in cash equal to three times (in certain cases two times) the sum of
   (i) the highest annual rate of the executive's base salary in effect within three years of the date of the participant's termination and (ii) 200% of the participant's target bonus payable for the year in which the change in control occurs;

 . outplacement services; and

 . continuation of life, health and disability insurance for up to three years.

In addition, the plan provides that Tribune will reimburse the executive for any excise tax that results from payments upon termination being treated as excess parachute payments under federal income tax law. Each of the executive officers named in the summary compensation table is covered by the plan.

All stock options granted to executives or other key employees become immediately vested and exercisable upon a change in control of Tribune as defined in the applicable plan and in grant agreements evidencing awards. The definitions of change in control are essentially the same as described above.

Performance Graph

The following graph compares the five-year cumulative return on Tribune common stock with the cumulative return during the same period for companies included in the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index.

The stock performance graph included in last year's proxy statement compared Tribune's stock performance with the S&P Newspaper Publishing Group Index. However, in 2002 Standard and Poor's ceased publishing this index and replaced it with the S&P 500 Publishing and Printing Index. The S&P 500 Publishing and Printing Index includes The McGraw-Hill Companies, Inc., Meredith Corporation and all of the companies included in the old S&P Newspaper Publishing Group
Index: Tribune Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc. and The New York Times Company. The S&P 500 Stock Index is comprised of 500 U.S. companies, including Tribune Company, in the industrial, transportation, utilities and financial sectors. Both the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index are weighted by market capitalization.

                                    [CHART]

          Tribune Company        S&P 500        S&P 500 Publishing
                                                   and Printing
1997         $100.00             $100.00             $100.00
1998         $107.12             $128.34             $107.37
1999         $179.90             $155.14             $143.51
2000         $139.35             $141.13             $128.61
2001         $124.90             $124.40             $133.06
2002         $153.16             $ 97.08             $141.79


-------------------------------------------------------------------------------
                                 1997    1998    1999    2000    2001    2002
-------------------------------------------------------------------------------
Tribune Company                 $100.00 $107.12 $179.90 $139.35 $124.90 $153.16
-------------------------------------------------------------------------------
S&P 500                          100.00  128.34  155.14  141.13  124.40   97.08
-------------------------------------------------------------------------------
S&P 500 Publishing and Printing  100.00  107.37  143.51  128.61  133.06  141.79
-------------------------------------------------------------------------------

Based on $100 invested on December 31, 1997 in Tribune common stock, the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index. Total return assumes reinvestment of dividends quarterly.

                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

In order to submit proposals for consideration at an annual meeting, shareholders must comply with the procedures set forth in Tribune's by-laws and securities laws, rules and regulations. Tribune's by-laws provide that in order for a shareholder to propose business for consideration at an annual meeting, notice of the proposal must be delivered to Tribune not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2004 annual meeting must be received by Tribune after the close of business on January 7, 2004 and prior to the close of business on February 6, 2004. However, under securities laws, rules and regulations, if a shareholder desires to have the proposal included in Tribune's proxy statement for the 2004 annual meeting, notice of the proposal must be received on or before December 9, 2003.

Shareholders may also nominate a candidate for election as a director. Tribune's by-laws provide that notice of shareholder nominations for election of directors must be received by Tribune not less than 90 days and not more than 120 days prior to the meeting at which directors are to be elected. As more fully described in Tribune's by-laws, this notice must include the proposed nominee's name, age, business and residence addresses, and principal occupation, the number of shares of Tribune common stock he or she beneficially owns, and a signed consent of the proposed nominee to serve as a director of Tribune if elected. The advance notice requirement affords the Governance and Compensation Committee the opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by the Board, inform shareholders about these qualifications.

Proposals and director nominations should be directed to Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Crane H. Kenney, Senior Vice President, General Counsel and Secretary. Only proposals and nominations that meet the requirements set forth in Tribune's by-laws will be considered.

                                 OTHER MATTERS

As of the date of this proxy statement, the Board does not know if any matters will be presented to the meeting other than those described in the accompanying Notice of the 2003 Annual Meeting of Shareholders. If other matters properly come before the meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

Tribune will pay all expenses incurred in connection with the solicitation of proxies. Following the initial solicitation of proxies by mail, Tribune directors, officers and other employees may solicit proxies in person or by telephone, but without extra compensation. In addition, Tribune has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee not to exceed $12,000, plus reimbursement for out-of-pocket expenses. This solicitation may be made by mail, telephone or in person. Tribune will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold Tribune stock.

Tribune's 2002 Annual Report, a report to shareholders that includes Tribune's Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (without exhibits), is being distributed with this proxy statement, but neither the 2002 Annual Report nor the information contained in the Annual Report on Form 10-K is incorporated in this proxy statement and neither is part of the proxy soliciting material. Requests for additional copies of this proxy statement or the 2002 Annual Report (including the Annual Report on Form 10-K) may be made by contacting the Corporate Relations Department, Tribune Company, 6th Floor, 435 North Michigan Avenue, Chicago, Illinois 60611, telephone 800/757-1694, or via Tribune's Web site (www.tribune.com).

By Order of the Board of Directors,

Crane H. Kenney
Senior Vice President, General Counsel and Secretary

April 7, 2003

                                                                     Appendix A

                                TRIBUNE COMPANY
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               OPERATING CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (a) the integrity of the Company's financial statements, (b) the independent accountants' qualifications and independence, (c) the performance of the Company's internal audit function and independent accountants, and (d) the compliance by the Company with legal and regulatory requirements.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). At least one member of the Audit Committee shall be an audit committee financial expert as defined by the Commission and as determined by the Board of Directors. The members and chairperson of the Committee shall be appointed and replaced by the Board of Directors.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent accountants in separate executive sessions. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent accountants (subject to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board of Directors. The Committee shall review and reassess the adequacy of this Charter annually and shall submit any proposed substantive changes to the Board of Directors for approval. The Committee shall annually review its own performance.

The Committee shall prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

 1.Review and discuss with management and the Company's independent accountants the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board of Directors whether the audited financial statements should be included in the Company's Form 10-K.

 2.Review and discuss with management and the independent accountants the Company's quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management's discussion and analysis and the results of the independent accountants' reviews of the quarterly financial statements.

 3.Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

 4.Review and discuss reports from the independent auditors on:

    (a)All critical accounting principles and practices to be used.

    (b)All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

    (c)Other material written communications between the independent accountants and management.

 5.Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

 6.Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

 7.Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

 8.Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

 9.Review disclosures made to the Committee by the Company's Chief Executive
   Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Accountants

10.Review and evaluate the lead partner of the independent accountants' team.

11.Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or publicly disclosed findings resulting from reviews of public oversight bodies or investigations by government authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues or findings and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants' independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent accountants to the Board of Directors.

12.Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

13.Set policies for the Company's hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

14.Meet with the independent accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

15.Review the appointment and replacement of the senior internal auditing executive.

16.Review the significant issues raised in reports to management prepared by the internal auditing department and management's responses.

17.Discuss with the independent accountants and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

Compliance Oversight Responsibilities

18.Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act regarding illegal acts has not been implicated.

19.Obtain reports from management and the Company's senior internal auditing executive that the Company is in conformity with applicable legal requirements and the Company's Code of Business Conduct, including the provisions related to insider trading and conflicts of interest. Advise the Board of Directors with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct.

20.Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

22.Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

[X] Please mark your                                                        3074
    votes as in this
    example.

    This proxy is solicited on behalf of the Board of Directors.

        The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of      FOR     WITHHELD
   Directors.       [_]       [_]                      01 Dennis J. FitzSimons
For, except vote withheld from the following           02 Betsy D. Holden
nominee(s):                                            03 Robert S. Morrison
                                                       04 William Stinehart, Jr.
________________________________________________

2. Ratification of independent         FOR      AGAINST     ABSTAIN
   public accountants.                 [_]        [_]         [_]

3. With discretionary power in the transaction of such other business as may properly come before the meeting.


           Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title.



           _____________________________________________________________________

           _____________________________________________________________________

              SIGNATURE(S)                                    DATE

--------------------------------------------------------------------------------
     . FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL .

                                    TRIBUNE

Dear Shareholder:

We encourage you to vote your shares electronically either by telephone or on the Internet. Doing so will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or on the Internet.


The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week until the day prior to the meeting.

     To Vote by Telephone:
     Using a touch-tone phone call toll-free:  1-877-PRX-VOTE (1-877-779-8683)

     To Vote on the Internet:
     Log on to the Internet and go to the website: http://www.eproxyvote.com/trb
     Note: If you vote on the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                       THANK YOU FOR VOTING YOUR SHARES.
                             YOUR VOTE IS IMPORTANT!

  Do Not Return this Proxy if you are Voting by Telephone or on the Internet.

P R O X Y

TRIBUNE COMPANY                               PROXY CARD AND VOTING INSTRUCTIONS
--------------------------------------------------------------------------------
Proxy For Annual Meeting of Shareholders to be Held May 6, 2003

I hereby appoint Crane H. Kenney and Dennis J. FitzSimons, or either of them, as proxies to vote all the shares of Tribune Company which I may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2003, or at any adjournment thereof, as specified on the reverse side of this proxy card with respect to:

1. the election of directors - the nominees are Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. - to serve until the 2006 Annual Meeting (to withhold authority to vote for any individual nominee, write his or her name in the space provided on the reverse side of this card);

2. ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants; and

3. with discretionary power in the transaction of such other business as may properly come before the meeting.

To vote by telephone or on the Internet, please see the reverse side of this proxy card. To vote by mail, please complete, sign and date this proxy card on the reverse side and mail promptly in the enclosed envelope. Tribune's Board of Directors recommends a vote FOR the election of the nominees listed and FOR proposal 2. The proxies shall vote as specified, but if no choice is specified, the proxies shall vote in accordance with the recommendations of Tribune's Board of Directors.

As described in the proxy statement, if there are shares of stock allocated to you in Tribune's employee benefit plans, the instructions you give on this proxy card or by telephone or on the Internet will be used as instructions to the trustee or nominee of the plans to vote all of your shares in the plans at the annual meeting and any adjournment thereof. Your instructions will also be used to authorize the trustee or nominee to vote in its judgment on such other business as may properly come before the meeting and any adjournment thereof.

--------------------------------------------------------------------------------
                          . FOLD AND DETACH HERE .


TRIBUNE

           PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE